Exhibit 99.1

Chase Issuance Trust

Excess Spread Analysis

	Oct-04	Sep-04	Aug-04
Yield	16.40%	15.03%	16.33%
Less: Coupon	2.46%	2.38%	2.28%
Servicing Fee	1.50%	1.50%	1.50%
Net Credit Losses	5.53%	5.13%	5.25%
Excess Spread	6.91%	6.02%	7.30%

Three Month Average Excess Spread	6.74%	6.46%	6.59%

Delinquency:
30 to 59 days	1.24%	1.24%	1.14%
60 to 89 days	0.87%	0.82%	0.80%
90 + days	1.77%	1.70%	1.63%
Total	3.88%	3.76%	3.57%

Payment Rate	16.15%	17.35%	19.91%